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INDEPENDENT AUDITORS' CONSENT

Board of Directors and Stockholders
Tesoro Petroleum Corporation

We consent to the incorporation by reference in this Registration Statement of Tesoro Petroleum Corportion on Form S-8 of our report dated February 10, 1994, appearing in the Annual Report on Form 10-K of Tesoro Petroleum Corporation for the year ended December 31, 1993.


DELOITTE & TOUCHE

San Antonio, Texas
April 26, 1994